                                                                    EXHIBIT 11.1


                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                     COMPUTATION OF NET EARNINGS PER SHARE

                    FOR THE THREE MONTHS ENDED JUNE 30, 1996





                                                                                                           Fully
                                                                                 Primary                  Diluted
                                                                                 -------                  -------



     Weighted Average Common Shares
     outstanding . . . . . . . . . . . . . . . . . . . . . . . .                18,724,574               18,724,574

     Convertible debt  . . . . . . . . . . . . . . . . . . . . .                    --                    2,774,475

     Stock options and warrants outstanding  . . . . . . . . . .                 2,391,479                2,546,765
                                                                                ----------               ----------

     Weighted average shares of common shares outstanding  . . .                21,116,053               24,045,814
                                                                                ==========               ==========

     Net income  . . . . . . . . . . . . . . . . . . . . . . . .                $  573,284               $  626,626
                                                                                ==========               ==========

     Earnings per share  . . . . . . . . . . . . . . . . . . . .                $      .03               $      .03
                                                                                ==========               ==========


Note: Primary earnings per common share is used due to the anti dilutive effect of the convertible debt.





                                       13